UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Russell Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Russell Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Russell Corporation

Commission File No.: 1-5822

The following is a series of Questions and Answers posted on Russell Corporation’s website in connection with the proposed acquisition of Russell Corporation by Berkshire Hathaway Inc.

Stockholder Questions and Answers

Related to the Berkshire Hathaway acquisition of Russell

What transaction was announced?

On Monday, April 17, 2006, a joint press release was issued by Russell Corporation and Berkshire Hathaway, announcing that Berkshire Hathaway has agreed to purchase 100% of the outstanding shares of Russell Corporation common stock, subject to approval by Russell Corporation’s stockholders and other customary closing conditions set forth in the Merger Agreement. Following the transaction, Russell will be an indirect wholly-owned subsidiary of Berkshire Hathaway.

What are the terms of the transaction?

Each Russell stockholder will receive $18.00 in cash for each share owned of Russell Corporation common stock, upon closing of the transaction. This price per share represents a 35.3% percent premium over Russell’s closing stock price on April 17, 2006. In addition, each outstanding Company stock option or equity based award will be cancelled in exchange for an amount equal to $18.00 per share over the respective exercise price or strike price, as the case may be.

Is there a breakup fee?

Yes. There is a $22 million breakup fee, subject to the conditions outlined in the definitive Merger Agreement. The agreed to fee allows the Company to evaluate a superior proposal for the benefit of the stockholders, should one be made, subject to compliance with the terms of the Merger Agreement.

Can another party make a superior offer?

Up to the time of approval of this transaction by Russell’s stockholders, Russell’s Board is permitted to consider a bona fide superior proposal that may be made, subject to compliance with the terms of the Merger Agreement.

Are there any special conditions to the offer?

The agreement includes customary conditions to closing, which include approval by Russell’s stockholders as well as certain regulatory approvals, the details of which can be found in the Merger Agreement which has been filed with the SEC.

Has there been a fairness opinion expressed?

Yes. Goldman Sachs has expressed its opinion that the transaction is fair, from a financial point of view, to the stockholders of Russell Corporation.

What will happen to the outstanding shares of Russell’s stock upon closing? Will they still be traded on the New York Stock Exchange?

If Russell’s stockholders approve this transaction and the transaction closes, Russell would become an indirect wholly-owned subsidiary of Berkshire and would no longer be publicly traded.

What approval is required and how long will it take for the merger to close?

The merger is subject to customary closing conditions, and approval by the stockholders of Russell and applicable governmental authorities. Russell has filed a Form 8-K with the SEC containing the definitive Merger Agreement. Russell Corporation will also file with the SEC and mail to stockholders a proxy statement regarding the acquisition of Russell Corporation referenced in its news release dated April 17, 2006. The proxy will contain important information which should be read carefully before any decision is made with respect to the merger. These documents will be made available to all stockholders of Russell Corporation at no expense to them. These documents will also be available at no charge at the SEC’s web site, www.sec.gov and the Company’s web site, www.russellcorp.com. We anticipate the merger will close within the third quarter, subject to these stockholder and governmental approvals.

When will the stockholders know if the buyout has taken place?

Subject to stockholder and governmental approval, the transaction is expected to close within the third quarter. The companies will issue a news release on the date of the closing announcing that the closing has occurred. The news release will appear in the general press and on Russell’s Internet site at www.russellcorp.com.

Will this merger transaction be taxable to me?

Yes, the merger is anticipated to be a taxable event since it is a cash-for-stock transaction. However, you should consult your tax advisor regarding your particular situation.

When will stockholders have a chance to vote on the proposed merger?

Russell will hold a special stockholders’ meeting later this year to obtain approval for the transaction. The meeting date has not yet been established, pending approval of the proxy statement by the SEC. Russell stockholders will be provided with a packet of information, including a proxy statement and notification of the time and place of the meeting, prior to that special meeting. Approval of the transaction will require the affirmative vote of a majority of the outstanding shares of Russell common stock.

Do the stockholders have a choice?

Russell will hold a special stockholders’ meeting later this year to obtain approval for the transaction. Approval of the transaction will require the affirmative vote of a majority of the outstanding shares of Russell common stock.

How will the merger affect my Russell stock?

After the merger is approved and closed, each outstanding share of Russell common stock will be exchanged for $18.00. No action will be required by you until after the closing of the merger.

Is it better just to sell all of my Russell shares now?

Whether to buy or sell stock is a personal decision. We recommend you consult your investment advisor.

Will stockholders be asked to turn in their certificates? If so, when?

We expect the merger to close within the third quarter. Following the closing of the merger you will receive a packet of information and instructions from Berkshire Hathaway including a Transmittal Form for your certificated stock. You will be required to complete the Transmittal Form and return it, along with your stock certificate(s) (or an affidavit of loss if you have misplaced your stock certificate(s)), to receive your cash.

What will happen to my Russell shares after the merger is approved and what action must I take now?

After the merger is approved and closed, each outstanding share of Russell common stock will be exchanged for $18.00. No action is required by you at this time. Following the closing, you will receive instructions from Berkshire Hathaway.

What will happen to my Russell dividends?

On April 17, 2006, the Board of Directors of Russell announced its regular quarterly dividend, payable May 24, 2006, to stockholders of record May 10, 2006. Beyond that, Russell will continue to pay dividends as may be declared by Russell’s Board of Directors until the merger with Berkshire Hathaway is closed.

Who do I contact if I have questions or need information regarding this merger?

Visit Russell’s Web site at www.russellcorp.com for information and updates regarding the proposed merger. You can also call Investor Relations at 678-742-8181, or write to Russell Investor Relations at 3330 Cumberland Blvd, Suite 800, Atlanta, GA 30339.

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Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement. The proxy statement will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company through the Investor Relations section of the Company’s website, www.russellcorp.com, as soon as reasonably practicable after filing with the SEC.

Participants in Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of the Company’s executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC. These documents will be available free of charge once available, at the SEC’s web site at www.sec.gov or by going to the Company’s Investor Relations page on its corporate website at www.russellcorp.com.